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                         August 29, 2023

       J. Patrick Mackin
       Chairman, President, and Chief Executive Officer
       Artivion, Inc.
       1655 Roberts Blvd., NW
       Kennesaw, GA 30144

                                                        Re: Artivion, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 3, 2023
                                                            File No. 001-13165

       Dear J. Patrick Mackin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program